Exhibit 99.1

Park City Group Reports Preliminary Fourth Quarter Results

Connection Agreements with 5 of the 10 Largest Global Consumer Food Suppliers

PARK CITY, Utah – August 10, 2011 -- Park City Group (NYSE Amex:PCYG), a Software-as-a-Service provider of unique supply chain solutions for retailers and their suppliers, today announced preliminary financial results for its fourth quarter ended June 30, 2011.   The Company expects to report the following:

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4Q11 revenue of approximately $3.0 million, a 9% increase from prior year

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4Q11 adjusted EBITDA in excess of $700,000

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Year-end cash balance of approximately $2.6 million, a 126% increase from prior year

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4Q11 record subscription revenue increased approximately 12% year over year

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Record number of supplier connections for the 4Q11 and FY11…pace accelerated three fold

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Contracted 65 supplier connections during 4Q11, 119 supplier connections for Fiscal 2011

“We achieved a record number of connections and more than three times faster than our pace from earlier in the year,” said Randall K. Fields, Park City Group’s Chairman and CEO.  “The size and market importance of suppliers we signed exceeded our expectations.  In fact, we signed connection agreements with 5 of the 10 largest consumer food suppliers in the world and now do business with 8 of the top 14 on the Fortune 500 list.  Acceptance among these larger suppliers is noteworthy given their revenue potential is much greater than our targeted goals.”

The projected and unaudited financial results discussed in this press release are preliminary only and are subject to change as a result of the completion of the Company’s annual audit.  GAAP results are anticipated to be different than adjusted EBITDA and the difference is anticipated to be material.

About Park City Group

Park City Group (NYSE Amex: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain.  With over $100 million invested in development and 16 years of commercialization surrounding its proprietary scan based data platform, the Company’s services increase customers’ sales and profitability, while ensuring regulatory compliance for both retailers and their suppliers.

Through a process known as Consumer Driven Sales OptimizationTM, Park City Group helps retail and consumer packaged goods customers turn transactional information into actionable strategies to lower inventory, increase sales and improve efficiencies in the supply chain.

The Company’s Food Safety Global RegistryTM provides food retailers and suppliers with a robust solution that will help them protect their brands and remain in compliance with rapidly evolving regulations in the recently-passed Food Safety Modernization Act.  The Food Safety Global Registry, an internet-based technology, will enable all participants in the farm-to-table supply chain to easily manage tracking and traceability requirements as products move between trading partners.  For more information, go to www.parkcitygroup.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: adjusted EBITDA. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliation of this non-GAAP financial measures to the nearest comparable GAAP measure will be provided upon the completion of the Company’s annual audit.

Adjusted EBITDA excludes items such as impairment charges, allowance for doubtful accounts, charges to consolidate and integrate recently acquired businesses, costs of closing corporate facilities, non-cash stock based compensation and other one-time cash and non-cash charges. The Company believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, which may not be indicative of its core operation results and business outlook. In addition, because Park City Group has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

Dave Mossberg

Three Part Advisors, LLC

817-310-0051